Exhibit 10.43

MEMORANDUM OF VARIATION #7

(the “Agreement” herein)

Dated as of August 22nd, 2002

BETWEEN:

BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC. (“BTI”), a corporation registered in the State of Nevada, having offices situated at 9055 Huntcliff Trace, Atlanta, GA 30350;

and

CONSOLIDATED ECOPROGRESS TECHNOLOGY INC. (“CET”), a corporation registered in British Columbia having offices situated at Suite 910-885 Dunsmuir Street, Vancouver, B.C. V6C 1N5

Together the “Parties”

WHEREAS:

A.	These recitals shall form part of this Agreement;

B.	A summary of the full legal name, country of incorporation and short form as used herein of the Parties and various other companies is set out in Schedule “A” attached hereto;

C.	A list of several agreements between the Parties and various other companies which are related, directly or indirectly, to the matters covered in this Agreement are set out in Schedule “B” attached hereto;

D.	By way of agreement dated April 5, 1999 (“Memorandum of Variation #5”), CET acquired from BTI the right to acquire the exclusive license to the world rights to those products known as the Ostomy Products;

E.	The Parties now wish to amend the terms of Memorandum of Variation #5 so that CET shall relinquish any and all rights it would otherwise have in the Ostomy Products and BTI shall pay a royalty to CET on any sales of Ostomy Products;

F.	By way of agreement dated March 23, 1999 (the “R&D Agreement”), CET agreed with BTI to make certain payments to BTI for research and development work on certain products acquired from BTI and certain products owned and developed by CET as more specifically set out in the R&D Agreement;

G.	The Parties now wish to cancel the terms of the R&D Agreement and to forgive and release CET from any and all amounts owing or payable to BTI under the terms of the R&D Agreement;

H.	The Parties wish to amend the Exclusive License Agreement as modified in the various Memorandums of Variation so as to eliminate any royalty payments owed by CET now or in the future to BTI or other parties.

NOW THEREFORE IT IS AGREED as follows:

1. The Parties wish to acknowledge that minor errors, incorrect legal names and inconsistencies were made in various previous agreements of which the Parties, and others, were signatories and hereby wish to, as far as possible as it relates to this Agreement and to any past or future transaction between the Parties, agree to amend those minor errors, incorrect legal names and inconsistencies, which are as follows:

a)	The disclosure in the R&D Agreement incorrectly refers to the “Extended License” between CET and BTI (referred to herein as Memorandum of Variation #5) as being dated March 23, 1999 when in fact this agreement was signed on and dated as of April 5, 1999;

2. The Parties agree to amend the terms of Memorandum of Variation #5 as follows:

Section 1.2 is hereby deleted in its entirety and replaced by the following clause (bolding added only to assist in showing terms added or amended):

1.2 Products, as defined in the Exclusive License, shall include disposable absorbent products (feminine hygiene products, baby diapers, adult incontinence pads and sheets, and such like), disposable medical gowns, drapes, utensils, wipes and solids for removal and recycling of hazardous materials, and a processor system for the dissolution, and any and all products that have an orifice and which can be used for the containment or handling of materials and powders and for the avoidance of doubt this expressly excludes Ostomy Products, Encapsulation Technologies and Encapsulation Products.

3. In sole and final consideration of CET forthwith and irrevocably relinquishing (a) any and all rights to acquire the exclusive license to the world rights to Ostomy Products, and (b) any and all rights to sell, market or otherwise deal in the Ostomoy Products anywhere in the world, the Parties agree that BTI shall pay a royalty (the “Ostomy Royalty”) to CET on any sales of Ostomy Products. The terms of the Ostomy Royalty shall be as follows:

a)	The Ostomy Royalty payable shall be a payment equal to 5% (five percent) of all proceeds received by BTI or any successor person or corporate entity—from the sale, license or sales of the Ostomy Products or any rights to the Ostomy Products, or any part thereof up to a maximum cumulative amount of US$1,000,000;

b)	BTI shall pay the Ostomy Royalty to CET wthin ten (TEN) working days of the last working day of each quarter during which BTI receives money from the sale, license or sales of the Ostomy Products.

c)	Upon reasonable notice and during normal working hours CET or its nominee may inspect the financial records of BTI insofaras they relate to the Ostomy Products.

BTI shall use its best endeavours to maximise the commercial exploitation of the Ostomy

Products to maximum benefit to the Parties. BTI hereby warrants that CET’s right to the Ostomy Royalty shall survive any transfer by BTI of any rights to Ostomy Products, whether such transfer is by way of sale, license or otherwise.

4. CET is currently obligated to make certain royalty payments to BTI further to section 7 of the Exclusive License Agreement, and as modified in the various Memorandums of Variation (the Royalty Payments). BTI hereby agrees to forever remise, forgive and release CET from any and all Royalty Payments deferred, owed or otherwise payable by CET to BTI or other parties.

For greater certainty, the Parties agree that the release of CET from any and all Royalty Payments in no way reduces or changes any rights or entitlements that CET has received under the terms and conditions of the Exclusive License Agreement and in the various Memorandums of Variance, including this Agreement.

5. The Parties agree that the agreement dated March 23, 1999 (the “R&D Agreement”), between them is hereby cancelled and BTI agrees to forever remise, forgive and release CET from any and all amounts owing to or payable to BTI under the terms of the R&D Agreement.

For greater certainty, the Parties agree that CET has already earned a right, through prior payments or share issuances made under the terms and conditions of the R&D Agreement and the Exclusive License Agreement and the various Memorandums of Variation, to use certain intellectual property or knowledge regarding resin formula blends developed by the BTI research team.

6. BTI shall, upon execution of this Agreement, deliver to CET a complete technical binder summarizing the specific B9 or PVA or other resin formula blends (the “Formula” or “Formulas”) that have been used to build the Products described in section 2 above, as well as plastic tubing, bottles, cloth, fem-hy films, diapers etc. To the extent that such information exists and or is appropriate the technical binder shall, for each separate Formula, describe the transition of the Formula from hot water to cold water solubility and the points of variation beyond which the sample products failed.

CET agrees that all information set out in the technical binder shall be held as confidential between the Parties and shall only be released by CET for the purposes of advancing further research and development of the applications pertinent to CET’s rights and shall never be released or used in anyway to implement any products within the field of Ostomy, Encapsulation Technology and Encapsulation Products.

BTI undertakes, represents and warrants that none of the Ostomy or Encapsulation technologies use or will use any resin, resin formulations, intellectual property or technical data employed in the CET licensed technologies, nor were any of the same developed or worked on in any way using funds provided by CET under the R&D Agreement.

7. In the event of conflict between the terms, conditions and expressions of this Agreement and the terms, conditions and expressions of the Exclusive License, then the terms, conditions and expressions of this Agreement shall prevail upon the Parties in all respects.

8. All other terms and conditions of the Exclusive License and the various Memorandums of Variation, including governing law, remain unchanged and in full force and effect other than as amended above.

The parties hereto have the day first written above signed this agreement.

BioProgress Technology International, Inc. Per: /s/ Malcolm Brown Authorized Signatory Name: Malcolm Brown Title: Chief Technical Officer	Consolidated EcoProgress Technology Inc. Per: /s/ Greame Haggard Authorized Signatory Name: Greame Haggard Title: President

SCHEDULE A

List of Parties and various companies referred to in this Agreement

Full Legal Name	Country/State of Incorporation	Short Form as used in this Agreement
Allmed International Investments, Inc.	B.C., Canada	AII
BioProgress Technology International, Inc.	Nevada, U.S.A.	BTI
BioProgress Technology, Inc.	Colorado, U.S.A.	BTIsub
Bioprogress Technology Limited	U.K.	BTL
Consolidated Ecoprogress Technology Inc.	B.C., Canada	CET
Ecoprogress International, Limited	Georgia, U.S.A	EIL
EcoProgress Limited	U.K.	EL
EcoProgress, Inc.	U.S.A.	ECO
Envirofilm Technology Inc.	Georgia, U.S.A.	ETI
Trutona International, Inc.	Delaware, U.S.A.	TI

SCHEDULE “B”

The Parties and the companies set out above have been signatories to those various agreements as briefly summarized below:

Signatories to the agreement (as shown in that agreement)	Date of Contract	Short Form for Contract as used in this Agreement
EL and ETI	Feb. 14, 1994	Initial License
EL, ETI and AII	Nov. 28, 1994	Exclusive License Agreement
AII and EL	Nov. 12, 1996	Memorandum of Variation #1
CET and EIL	April 22, 1997	Memorandum of Variation #2
TI and ECO	Sept. 19, 1997	Memorandum of Variation #3
CET, EIL and TI	August 31, 1998	Memorandum of Variation #4
BTI and TI	Feb. 15, 1999
BTI and CET.	March 23, 1999	R&D Agreement
BTI and CET.	April 5, 1999	Memorandum of Variation #5
BTI and CET.	June 23, 2000	Memorandum of Variation #6